EXHIBIT 11

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 24 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated November 17, 1995, relating to the financial statements and financial highlights appearing in the September 30, 1995 Annual Reports to Shareholders of Bailard, Biehl & Kaiser International Equity Fund and Bailard, Biehl & Kaiser International Bond Fund (formerly Fixed-Income Fund), portions of which are incorporated by reference in the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Experts" in the Prospectuses of each Fund constituting parts of the Registration Statement.


/s/PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
Boston, Massachusetts
January 24, 1996